As filed with the Securities and Exchange Commission on September 15, 1999

                                                      Registration No. 333-13469
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                  POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3 TO
                       REGISTRATION STATEMENT ON FORM SB-2
                        UNDER THE SECURITIES ACT OF 1933

                         ------------------------------

                           TITAN PHARMACEUTICALS, INC.
               (Exact name of Issuer as specified in its charter)

        Delaware                         2836                   94-3171940
-------------------------   ----------------------------  ----------------------
(State or other jurisdic-   (Primary standard industrial     (I.R.S. employer
 tion of incorporation)     classification code number)   identification number)

                             400 Oyster Point Blvd.
                      South San Francisco, California 94080
                                 (650) 244-4990
          (Address and telephone number of principal executive offices and principal place of business)

                         ------------------------------

                 Louis R. Bucalo, M.D., Chief Executive Officer
                           Titan Pharmaceuticals, Inc.
                             400 Oyster Point Blvd.
                      South San Francisco, California 94080
                                 (650) 244-4990
            (Name, address and telephone number of agent for service)

                         ------------------------------

                                   Copies to:
                               Fran Stoller, Esq.
                           Bachner Tally& Polevoy LLP
                               380 Madison Avenue
                            New York, New York 10017
                                 (212) 687-7000

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, please check the following box.                          |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                                |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same
offering.                                                                    |_|

If the delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              |_|

Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions upon exercise of the Class A Warrants.

                         ------------------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus contained herein is a combined Prospectus relating to (A) Registration Statement No. 33-99386 pursuant to which the Company registered (i) 3,625,900 shares of Common Stock underlying Class A Warrants which were contained in the Units ("IPO Units") sold in the Company's initial public offering; (ii) 1,875,000 Class A Warrants and the 1,615,877 underlying shares of Common Stock for resale by certain selling securityholders; and (iii) unit purchase options to purchase up to 320,000 IPO Units and the underlying securities for a total fee of $11,701.50; and (B) this Registration Statement No. 333-13469 pursuant to which the Company registered 1,536,000 Class A Warrants and the 1,536,000 underlying shares of Common Stock for resale by certain selling securityholders for a total fee of $12,222.

                Subject to Completion - Dated September 16, 1999

Prospectus

                                7,031,986 Shares

                           TITAN PHARMACEUTICALS, INC.

                                  Common Stock

      We are offering:

      o 3,620,986 shares underlying the class A warrants we issued in our initial public offering; and

      o 3,411,000 shares underlying class A warrants we issued in two private placements which were subsequently sold into the public market by, or may in the future be sold by, the private placement investors.

      If all of our currently outstanding class A warrants were exercised, we would receive gross proceeds of approximately $42.3 million, before deducting any solicitation fees which we may be required to pay. See "Plan of Distribution."

      Our common stock and class A warrants are traded on the American Stock Exchange under the symbols TTP and TTP:WS, respectively. On September 14, 1999, the closing prices of the common stock and warrants were $12.75 and $6.6875, respectively.

                                   ----------

      An investment in our securities involves a high degree of risk. See "Risk Factors" beginning on page 3.

                                   ----------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

                 The date of this prospectus is _________, 1999

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. It is not complete and may not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the "Risk Factors" section, and the financial statements and related notes which are incorporated by reference herein.

      We are a biopharmaceutical company developing therapeutic products for the treatment of cancer, disorders of the central nervous system and other serious and life-threatening diseases.

      Our lead CNS therapeutic product, Iloperidone, is currently in Phase III clinical testing for schizophrenia through a corporate partnership with Novartis Pharma AG. Novartis has trade named the product Zomaril(TM), and the Phase III program will enroll approximately 3,300 patients in 24 countries. Zomaril is being developed for the treatment of schizophrenia and related psychotic disorders - a market expected to reach $6 billion in 2002. Also in the central nervous system arena, we are developing a unique cell based therapeutic, Spheramine(TM), for the treatment of Parkinson's disease. Our cancer therapeutics in clinical testing include three monoclonal antibodies -- CeaVac(TM), TriAb(TM), and TriGem -- that are designed to stimulate a patient's immune system against cancer cells. CeaVac(TM) is currently in multicenter, double-blind, prospectively controlled Phase II clinical testing for colorectal cancer. TriAb(TM) is currently in multicenter, double-blind, prospectively controlled Phase II clinical testing for breast cancer. TriGem(TM) has completed Phase I/II testing in melanoma and we are pursuing later stage clinical trials through co-operative groups. Another product we have in development, Pivanex(TM), is a small molecule drug that acts as a cell differentiating agent. Pivanex is currently in Phase II clinical testing for non-small cell lung cancer. Additionally, we are developing gene therapy products for treating various cancers and, with the help of SBIR grants, an implantable drug delivery system with applications in the treatment of central nervous system disorders.

      A portion of our operations are currently conducted through two consolidated subsidiaries: Ingenex, Inc., engaged in the development of proprietary gene-based therapies and ProNeura, Inc., engaged in research and development activities relating to a polymeric implantable drug delivery technology. References in this prospectus to our company and our products include the operations and products of our operating subsidiaries.

      Our executive offices are located at 400 Oyster Point Blvd., Suite 505, South San Francisco, California 94080, and our telephone number is (650) 244-4990.

                                  RISK FACTORS

      An investment in our shares involves various risks. You should carefully consider the following risk factors and other information incorporated by reference herein before deciding to purchase shares.

      We have a history of operating losses and may never be profitable. Through June 30, 1999, we had accumulated net losses since inception of approximately $60 million. We will continue to incur losses for the foreseeable future as a result of the various costs associated with our research, development, financial, administrative, regulatory and management activities. We may never achieve or sustain profitability.

      We will need additional financing. At June 30, 1999, we had approximately $11.8 million of cash which we believe will enable us to fund our operations for at least 15 months. We will be required to seek substantial additional financing after such time to continue our product development activities and to commercialize any products that we may successfully develop. We do not have any funding commitments or arrangements other than our bank line of credit. If we are unable to enter into a corporate collaboration, complete a debt or equity offering, or otherwise obtain any needed financing, we will be required to reduce, defer or discontinue our product development programs. We may be required to obtain funds on terms that are not favorable to us and our stockholders.

      Our products are at an early stage of development and may not be successfully developed or commercialized. Our proposed products are at various stages of development, but all will require significant further development, testing and regulatory clearances prior to commercialization. We are subject to the risk that some or all of our proposed products:

o     will be found to be ineffective or unsafe;
o     will not receive necessary regulatory clearances;
o will not be capable of being produced in commercial quantities at reasonable costs; or
o     will not be successfully marketed.

We may experience unanticipated problems relating to product development, testing, regulatory compliance, manufacturing, marketing and competition, and our costs and expenses could exceed current estimates. We cannot predict whether we will successfully develop and commercialize any products.

      We must comply with extensive government regulations. Our research, development, pre-clinical and clinical trial activities and the manufacturing and marketing of any products which we may successfully develop are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and other countries. The process of obtaining required regulatory approvals for drugs, including conducting preclinical and clinical testing, is lengthy, expensive and uncertain. Even after such time and expenditures, we may not obtain necessary regulatory approvals for clinical testing or for the manufacturing or marketing of any products. Regulatory approval may entail limitations on the indicated usage of a drug, which may reduce the drug=s market potential. Even if regulatory clearance is obtained, post-market evaluation of the products, if required, could result in restrictions on a product=s marketing or withdrawal of the product from the market as well as possible civil or criminal sanctions. We depend on laboratories and medical institutions conducting preclinical studies and clinical trials to maintain both good laboratory and good clinical practices. We will also depend upon the manufacturers of any products we may successfully develop to comply with cGMP.

      In addition, we and our collaborative partners may be subject to regulation under state and federal laws, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other local, state, federal and foreign regulation. We cannot predict the impact of such regulation on us, although it could be material and adverse.

      We have may be unable to protect our patents and proprietary rights.

      Our future success will depend to a significant extent on our ability to:

o     enforce patent protection on our products and technologies;
o     maintain trade secrets; and
o operate and commercialize products without infringing on the patents or proprietary rights of others.

Our patents may not afford any competitive advantages and may be challenged or circumvented by third parties. Further, patents may not issue on pending patent applications. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, reducing any advantage of the patent.

      Our business may be materially adversely affected if others independently develop similar technologies or duplicate any technology we develop. Furthermore, costly and time consuming litigation may be necessary to:

o     enforce any of our patents;
o     determine the scope and validity of the patent rights of others; or
o respond to a legal action against us claiming damages for infringement of patent rights or other proprietary rights or seeking to enjoin commercial activities relating to the affected product or process.

The outcome of any such litigation is highly uncertain.

      To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Most of our consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals generally will not become our property. There is a risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, which could adversely affect us.

      We face intense competition. Competition in the pharmaceutical and biotechnology industries is intense and is expected to increase. We will face competition from numerous companies that currently market, or are developing, products for the treatment of the diseases and disorders we have targeted. Many of these entities have significantly greater research and development capabilities, experience in obtaining regulatory approvals and manufacturing, marketing, financial and managerial resources than us. We also compete with universities and other research institutions in the development of products, technologies and processes, as well as the recruitment of highly qualified personnel. Our competitors may succeed in developing technologies or products that are more effective than the ones we have under development or that render our proposed products or technologies noncompetitive or obsolete. In addition, certain of such competitors may achieve product commercialization or patent protection earlier than us.

      We are dependent upon our key collaborative relationships and license and sponsored research agreements. As a small company with limited resources, we rely significantly on the resources of third parties to conduct research and development on our behalf. For example, our ability to ultimately derive revenues from Zomaril is almost entirely dependent upon Novartis conducting the Phase III trials and completing the regulatory approval process and implementing the marketing program necessary to commercialize Zomaril if the trials are successful. Our success in the future will depend, in part, on our ability to maintain existing collaborative relationships and to develop new collaborative relationships with third parties. Our license agreements relating to the in-licensing of technology generally require the payment of up-front license fees and royalties based on sales with minimum annual royalties, the use of due diligence in developing and bringing products to market, the achievement of funding milestones and, in some cases, the grant of stock to the licensor. Our sponsored research agreements generally require periodic payments on an annual or quarterly basis. Our failure to meet financial or other obligations under license or sponsored research agreements in a timely manner could result in the loss of our rights to proprietary technology or our right to have the applicable university or institution conduct research and development efforts.

      We may be dependent on third parties to manufacture and market any products we may successfully develop. To date, we have not introduced any products on the commercial market. We may not have the resources in the foreseeable future to allocate to the commercial manufacture or direct marketing of any proposed products. Collaborative arrangements may be pursued regarding the manufacture and marketing of any products that may be successfully developed. We may be unable to enter into additional collaborative arrangements to manufacture or market any proposed products or, in lieu thereof, establish our own manufacturing operations or sales force.

      We may not be able to retain our key management and scientific personnel. As a small company with a limited number of personnel, we are highly dependent on the services of Dr. Louis R. Bucalo, President and Chief Executive Officer, as well as the other principal members of our management and scientific staff. The loss of one or more of such individuals could substantially impair ongoing research and development programs and could hinder our ability to obtain corporate partners. Our success depends in large part upon our ability to attract and retain highly qualified personnel. We compete in our hiring efforts with other pharmaceutical and biotechnology companies, as well as universities and nonprofit research organizations, and we may have to pay higher salaries to attract and retain personnel.

      Future sales of our common stock in the public market could adversely impact our stock price. Future sales of our common stock by existing stockholders pursuant to Rule 144 under the Securities Act, pursuant to an effective registration statement or otherwise, could have an adverse effect on the price of our securities.

      We may redeem the class A warrants. We may redeem the warrants at a redemption price of $.05 per warrant if the closing bid price of our common stock averages in excess of $9.10 for 30 consecutive trading days ending within 15 days of the notice. If we redeem the warrants, you could be forced to:

o exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so;
o sell the warrants at the then current market price when you might otherwise wish to hold the warrants; or
o     accept the nominal redemption price.

      You may be unable to exercise your warrants if we do not have a current prospectus in effect. You may be unable to exercise your warrants if:

o a current prospectus relating to the shares underlying the warrants is not in effect; and
o the shares have not been qualified for sale under the applicable securities laws of the state where you reside or your exercise of warrants is exempt from qualification.

Persons holding warrants who reside in jurisdictions in which the underlying shares are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. We may exercise our right to redeem the warrants even if we are unable to qualify the underlying shares for sale under all applicable state securities laws.

                                 USE OF PROCEEDS

      To date, only 59,014 warrants have been exercised. Holders of warrants are not obligated to exercise their warrants and we cannot predict whether holders will choose to exercise all or any of their warrants. In the event that all of the remaining outstanding warrants are exercised, we will receive gross proceeds of approximately $42.3 million, before deducting any solicitation fees. See "Plan of Distribution."

      We will use any proceeds we receive from the exercise of warrants for product development, product and technology acquisitions and general working capital purposes.

                                 DIVIDEND POLICY

      We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the near future.

                           FORWARD-LOOKING STATEMENTS

      Statements in this prospectus or in the documents incorporated by reference herein that are not descriptions of historical facts are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," or similar terms, variations of such terms or the negative of such terms. Forward-looking statements are based on management's current expectations. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under "Risk Factors" including, in particular, risks relating to:

o     the results of ongoing research and development activities;

o uncertainties relating to pre-clinical and clinical testing, financing and strategic agreements and relationships;
o     the early stage of products under development;
o     government regulation;
o     patent matters; and
o     competition.

      We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based.

                              PLAN OF DISTRIBUTION

      The shares are being offered directly by Titan pursuant to the terms of the warrants. No underwriter is being utilized in connection with this offering.

      D. H. Blair Investment Banking Corp. acted as underwriter of our initial public offering and as placement agent for the private placements. As compensation for its services, Blair and its designees received (i) options to purchase an aggregate of 320,000 units at $6.50 per unit, each unit consisting of one share and one warrant; and (ii) options to purchase 321,065 units at $9.97 per unit (after adjustments), each unit consisting of one share and one warrant.

      We may be required to pay a fee of 5% upon any exercise of warrants solicited by Blair or its agents if (i) the market price of our common stock on the date the warrant is exercised is greater than the then exercise price of the warrants; (ii) the exercise of the warrant was solicited by a member of the National Association of Securities Dealers, Inc. as designated in writing on the warrant certificate subscription form; (iii) the warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the warrants, and (v) the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Exchange Act.

                             DESCRIPTION OF WARRANTS

      Each warrant entitles the registered holder to purchase one share of common stock at an exercise price of $6.02 at any time until 5:00 P.M., New York City time, on January 18, 2001. We may redeem the warrants on 30 days' written notice at a redemption price of $.05 per warrant if the closing sale price of our Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.10 per share. All warrants must be redeemed if any are redeemed.

      The warrants were issued pursuant to warrant agreements, copies of which are on file with Continental Stock Transfer & Trust Company, New York, New York, our warrant agent. The warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the common stock or upon issuance of shares of common stock at prices lower than the market price of the common stock, with certain exceptions specified in the warrant agreements.

      We have reserved from our authorized but unissued shares a sufficient number of shares of common stock for issuance upon the exercise of the warrants. A warrant may be exercised upon surrender of the warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of the warrant agent, with the subscription form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of Titan) for the number of shares with respect to which the warrant is being exercised. Shares issued upon exercise of warrants and payment in accordance with the terms of the warrants will be fully paid and non-assessable.

      For the life of the warrants, the holders thereof have the opportunity to profit from a rise in the market value of the common stock, with a resulting dilution in the interest of all other stockholders. So long as the warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected. The holders of the warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the warrants.

      The warrants do not confer upon the holder any voting or other rights of a stockholder of Titan. Upon notice to the warrantholders, we have the right to reduce the exercise price or extend the expiration date of the warrants.

                                  LEGAL MATTERS

      The validity of the securities offered hereby have been passed upon for Titan by Bachner Tally & Polevoy LLP, New York, New York.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents which we have filed with the Commission (File No. 0-27436) pursuant to the Exchange Act of 1934 are incorporated herein by reference:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31,1998, including any documents or portions thereof incorporated by reference therein;

2. Our definitive Proxy Statement dated August 6, 1999;

3. Our Quarterly Report on Form 10-Q for the period ended March 31, 1999;

4. Our Quarterly Report on Form 10-Q for the period ended June 30, 1999;

5. Our Registration Statement on Form 8-A registering the common stock and class A warrants under the Exchange Act; and

6. All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering.

      Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

      We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for documents should be directed to us at 400 Oyster Point Boulevard, South San Francisco, California 94080, Attention: Chief Financial Officer, telephone (650) 244-4990.

                              AVAILABLE INFORMATION

      We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1993 covering the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company is an electronic filer, and the Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company at www.sec.gov./edgar.html.

================================================================================

                           TITAN PHARMACEUTICALS, INC.

                                   PROSPECTUS

                                     , 1999

================================================================================

================================================================================
[Back Cover]

      No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriter. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer, or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this prospectus.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary ...................................................   2
Risk Factors .........................................................   3
Use of Proceeds ......................................................   6
Dividend Policy ......................................................   6
Forward-Looking Statements ...........................................   6
Plan of Distribution .................................................   7
Description of Warrants ..............................................   7
Legal Matters ........................................................   8
Incorporation of Certain
     Documents by Reference ..........................................   8
Available Information ................................................   9

================================================================================

                                     PART II

                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

      The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

            SEC Registration Fee .............................  $          0
            Printing and Engraving Expenses ..................      3,500.00
            Legal Fees and Expenses ..........................      3,500.00
            Blue Sky Fees and Expenses .......................      1,000.00
            Accounting Fees and Expenses .....................      5,000.00
                                                                ------------

                  Total........................................ $  13,000.00

Item 15. Indemnification of Directors and Officers

      The Amended and Restated Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GAL"). Section 145 of the GAL, relating to indemnification, is hereby incorporated herein by reference.

      In accordance with Section 102(a)(7) of the GAL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7).

      The Registrant also enters into indemnification agreements with each of its officers and directors, the form of which has been filed as Exhibit 10.6 and reference is hereby made to such form.

      In addition, the Registrant currently maintains an officers' and directors' liability insurance policy which insures, subject to the exclusions and limitations of the policy, officers and directors of the Company against certain liabilities which might be incurred by them solely in such capacities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See
Item 17, "Undertakings."

Item 16. Exhibits

  3.1   -   Restated Certificate of Incorporation of the Registrant(1)
  3.2   -   Form of Amendment to Restated Certificate of Incorporation of the
            Registrant(1)
  3.3   -   By-laws of the Registrant(1)
  4.3   -   Form of Warrant Agreement(1)
  4.4   -   Form of Underwriter's Unit Purchase Option(1)
  4.5   -   Form of Investor Rights Agreement between the Registrant and the holders of Series A and Series B Preferred Stock(1)

  4.6   -   Form of Placement Agent's Unit Purchase Option(4)
  4.7   -   Certificate of Designation of Series C Preferred Stock(8)
  4.8   -   Certificate of Designation of Series D Preferred Stock(8)
 10.1   -   1993 Stock Option Plan(1)
 10.2   -   1995 Stock Option Plan(1)
 10.3   -   Employment Agreement between the Registrant and Louis Bucalo dated
            February 1, 1993, amended as of February 3, 1994(1)
 10.4   -   Employment Agreement between Registrant and Richard Allen dated
            July 28, 1995(1)
 10.5   -   Employment Agreement between Registrant and Sunil Bhonsle, dated
            August 6, 1995(1)
 10.6   -   Form of Indemnification Agreement(1)
+10.9   -   MDR Exclusive License Agreement between Ingenex, Inc. (formerly
            Pharm-Gen Systems Ltd.) and the Board of Trustees of the University
            of Illinois dated May 6, 1992(1)
+10.11  -   License Agreement between Theracell, Inc. and New York University dated November 20, 1992, as amended as of February 23, 1993 and as of February 25, 1995(1)
+10.12  -   License Agreement between the Registrant and the Massachusetts
            Institute of Technology dated September 28, 1995(1)
+10.14  -   Exclusive License Agreement between Ingenex, Inc. and the Board of
            Trustees of the University of Illinois, dated July 1, 1994(1)
+10.15  -   Exclusive License Agreement between Ingenex, Inc. and the Board of
            Trustees of the University of Illinois, dated July 1, 1994(1)
+10.16  -   License Agreement between Ingenex, Inc. and the Massachusetts
            Institute of Technology, dated September 11,1 992(1)
+10.17  -   License Agreement between Ingenex, Inc. and Baylor College of
            Medicine, dated October 21, 1992(1)
 10.18  -   Lease for Registrant's facilities(2)
+10.19  -   License Agreement between Theracell, Inc. and the University of
            South Florida dated March 15, 1996(3)
+10.20  -   License Agreement between Trilex Pharmaceuticals, Inc. (formerly
            Ascalon Pharmaceuticals, Inc.) and the University of Kentucky
            Research Foundation dated May 30, 1996(4)
+10.22  -   License Agreement between the Registrant and Hoechst Marion Roussel,
            Inc. effective as of December 31, 1996(5)
 10.23  -   Employment Agreement between Registrant and Robert E. Farrell dated
            August 9, 1996(5)
 10.24  -   Financing Agreement between the Registrant and Ansan
            Pharmaceuticals, Inc. dated March 21, 1997(6)
 10.25  -   Agreement for Purchase and Sale of Assets between the Registrant and
            Pharmaceuticals Product Development, Inc. dated June 4, 1997(6)
+10.27  -   License Agreement between the Registrant and Bar-Ilan Research and
            Development Company Limited effective November 25, 1997(7)
 10.28  -   License Agreement between the Registrant and Ansan Pharmaceuticals,
            Inc. dated November 24, 1997(7)
 10.29  -   Stock Purchase Agreement between the Registrant and Ansan
            Pharmaceuticals, Inc. effective November 25, 1997(7)
+10.30  -   Sublicense Agreement between the Registrant and Novartis Pharma AG dated November 20, 1997(7)
 10.31  -   1998 Stock Option Plan(9)
 23.1   -   Consent of Ernst & Young LLP, Independent Auditors - Included on
            Page II-6

+ Confidential treatment has been granted with respect to portions of this exhibit.
(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (File No. 33-99386).
(2) Incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995.
(3) Incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1996.
(4) Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (File No. 333-13469).
(5) Incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1996.
(6) Incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1997.
(7) Incorporated by reference from the Registrant=s Registration Statement on Form S-3 (File No. 333-42367).
(8) Incorporated by reference from the Registrant=s Annual Report on Form 10-K for the year ended December 31, 1997.
(9) Incorporated by reference from the Registrant=s Annual Report on Form 10-K for the year ended December 31, 1998.

Item 17. Undertakings

      Undertaking Required by Item 512 of Regulation S-K.

      The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on the 14th day of September, 1999.

                                                TITAN PHARMACEUTICALS, INC.


                                                By: /s/ Louis R. Bucalo
                                                    ----------------------------
                                                Louis R. Bucalo, M.D., President

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Louis R. Bucalo and Robert Farrell, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates stated.

        Signature                             Title                                   Date
        ---------                             -----                                   ----
/s/  Louis R. Bucalo           President, Chief Executive Officer and         September 14, 1999
----------------------------   Director (principal executive officer)
Louis R. Bucalo, M.D.

/s/ Ernst Gunter-Afting        Director                                       September 14, 1999
----------------------------
Ernst Gunter-Afting

/s/ Victor J. Bauer            Director                                       September 14, 1999
----------------------------
Victor J. Bauer
                               Director                                       September   , 1999
----------------------------
Eurelio Cavalier

/s/ Michael K. Hsu             Director                                       September 14, 1999
----------------------------
Michael K. Hsu

/s/ Hubert E. Huckel           Director                                       September 14, 1999
----------------------------
Hubert E. Huckel, M.D.

/s/ Marvin E. Jaffe            Director                                       September 14, 1999
----------------------------
Marvin E. Jaffe, M.D.

/s/ Konrad M. Weis             Director                                       September 14, 1999
----------------------------
Konrad M. Weis, Ph.D.

/s/ Kenneth J. Widder          Director                                       September 14, 1999
----------------------------
Kenneth J. Widder, M.D.

/s/ Robert E. Farrell          Executive Vice President and Chief             September 14, 1999
----------------------------   Financial Officer (principal financial
Robert E. Farrell              and accounting officer)
